Exhibit 10.2

Diodes Zetex Pension Scheme

Recovery plan

Status

This recovery plan has been prepared by the Trustees of the Diodes Zetex Pension Scheme (“the Scheme”) on 28 February 2012 after obtaining the advice of the Scheme Actuary appointed by the Trustees.

Steps to be taken to ensure that the statutory funding objective is met

The actuarial valuation of the Scheme as at 5 April 2010 revealeda funding shortfall (technical provisions minus value of assets) of £10,543,000. To eliminate this funding shortfall, the Trustees and Diodes Zetex Limited, Company number 1378777,(“the Employer”) have agreed that additional contributions will be paid to the Scheme by the Participating Employers on, or before, the following dates:

• 30 April 2011	£750,000
• 6 January 2012	£500,000
• 31 December 2012	£860,000 (*)
• 31 December 2013	£1,360,000 (**)
• 31 December 2014	£1,360,000 (**)
• 31 December 2015	£1,360,000 (**)
• 31 December 2016	£1,360,000 (**)
• 31 December 2017	£1,360,000 (**)
• 31 December 2018	£1,360,000 (**)
• 31 December 2019	£1,590,000 (**)

(*)	With the agreement of the Trustees, this payment may be reduced by some or all of the net reduction in the deficit relative to the technical provisions achieved by liability reduction exercises carried out during the year. The net reduction in deficit will be calculated by the Trustees on the advice of the Scheme Actuary.
(**)	With the agreement of the Trustees, this payment may be reduced by some or all of the net reduction in the deficit relative to the technical provisions achieved by liability reduction exercises carried out during the year, subject to a minimum payment of £500,000. The net reduction in deficit will be calculated by the Trustees on the advice of the Scheme Actuary.

The participating employers in the Scheme have agreed to hold a minimum of £35,000,000 in net assets until after the next actuarial valuation is agreed. If this level is breached and not remedied within 45 days (or such longer period as the Trustees may agree), the Employer shall, within 10 days of demand by the Trustees, pay (without any deduction whatsoever) to the Trustees an amount equal to not less than half of all amounts payable towards the Scheme but not yet paid under the Recovery Plan.

Period in which the statutory funding objective should be met

The funding shortfall is expected to be eliminated in 9 years and 9 months from the valuation date, which is by 31 December 2019.

This expectation is based on the following assumptions:

•	Technical provisions calculated according to the method and assumptions setout in the Statement of Funding Principles dated 4 October 2011;

•	An assumed outperformance of existing assets and new contributions made during the period of 0.45% per annum over the assumed return in the technical provisions.

Progress towards meeting the Statutory Funding Objective

It is expected that 50% of the above additional contributions will be paid within 5 years and 9 months, which is by 31 December 2015.

This statement has been agreed by the Trustees and Employer

/s/ Trustee
Signed on behalf of the Trustees of the Diodes Zetex Pension Scheme	Date

/s/ Colin Greene
Signed on behalf of Diodes Zetex Limited	Date